                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                     MERCURY AIR GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/X/  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                            MERCURY AIR GROUP, INC.

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            ------------------------


                           TO BE HELD MARCH 21, 1996


To the Shareholders of Mercury Air Group, Inc.:


    NOTICE IS HEREBY GIVEN that an Annual Meeting of the Shareholders (the "Meeting") of Mercury Air Group, Inc. (the "Company") will be held on March 21, 1996 at 10:00 o'clock a.m. Pacific Standard Time at the principal office of the Company located at 5456 McConnell Avenue, Suite 100, Los Angeles, California 90066, for the following purposes:


        1. To elect six directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified.

        2. To consider and vote upon an amendment to the Company's Restated Certificate of Incorporation to increase from 9,000,000 to 18,000,000 the number of authorized shares of Mercury common stock, par value $.01 per share ("Mercury Common Stock").

        3. To transact such other business as may properly come before the Meeting or any adjournment thereof.


    Only holders of record of the Company's Common Stock at the close of business on February 14, 1996 which has been fixed as the record date for the Meeting, shall be entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.


    Shareholders are cordially invited to attend the Meeting in person. Whether or not you plan to attend the Meeting, please sign, date and return the enclosed proxy to ensure that your shares are represented at the Meeting. Shareholders who attend the Meeting may vote their shares personally even though they have sent in their proxies.

                                          Randolph E. Ajer
                                          SECRETARY

Los Angeles, California

February   , 1996

                            MERCURY AIR GROUP, INC.
                             5456 MCCONNELL AVENUE
                                   SUITE 100
                         LOS ANGELES, CALIFORNIA 90066

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                                 MARCH 21, 1996



    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Mercury Air Group, Inc., a New York corporation (the "Company"), to be voted at the Annual Meeting of Shareholders of the Company (the "Meeting") which will be held on March 21, 1996 at 10:00 o'clock a.m. Pacific Standard Time at the principal offices of the Company located at 5456 McConnell Avenue, Suite 100, Los Angeles, California 90066, and any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement.



    The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional information furnished to shareholders. Copies of solicitation material will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward proxy materials to such beneficial owners. The Company may reimburse persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.


    Proxies duly executed and received in time for the Meeting will be voted at the Meeting in accordance with the instructions on the proxies. Unless previously revoked or unless other instructions are on the proxy, proxies will be voted at the Meeting: (a) for the six director nominees named herein, (b) for the amendment to the Company's Restated Certificate of Incorporation, and (c) as determined by the persons holding the proxies with regard to all other matters which come before the Meeting.


    The approximate date on which this Proxy Statement and accompanying proxy will first be sent or given to shareholders is February 14, 1996.


                               VOTING SECURITIES


    At the record date for  the Meeting, the close  of business on February  14,
1996  (the "Record Date"), the Company had outstanding          shares of common
stock, par value $0.01 ("Common Stock"). Each shareholder is entitled to one vote for every share of Common Stock standing in his name as of the Record Date. A shareholder who has given a proxy may revoke it at any time before it is exercised at the Meeting by filing with the Secretary of the Company a written notice of revocation, by executing and delivering a subsequent proxy bearing a later date, or by attending the Meeting and voting in person. The presence at the Meeting or any adjournments or postponements thereof, in person or by proxy, of the holders of record of one-third of the shares of Common Stock will constitute a quorum for the transaction of business. Shareholders who either (a) specifically abstained from voting on one or more matters by so marking their ballot or proxy card (abstentions) or (b) are nominees holding shares for beneficial owners who, although they may have voted on certain matters at the meeting pursuant to discretionary authority or instructions from the beneficial owners, have not voted on the specific matter in question because they have not received instructions from the beneficial owners with respect to such matter and they do not have discretionary authority with respect thereto (broker non-votes) will be considered as present at the Meeting for purposes of determining whether a quorum exists with respect to all other matters considered at the Meeting. Mr. Seymour Kahn, Chairman of the Board and Chief Executive Officer of the company and the beneficial owner of approximately 25.5% of the outstanding Common Stock, has indicated that he intends to vote for the six director nominees named herein and for the amendment to the Company's Restated Certificate of Incorporation.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

    The Board of Directors has nominated six individuals for election to the Company's Board of Directors. The solicited proxies may be voted to fill only the six vacancies on the Board of Directors for which nominees are named in this Proxy Statement. Each director elected will hold office until the next annual meeting of shareholders and until his successor is elected and qualified or until the director's earlier death, resignation or removal. With the exception of Joseph A. Czyzyk, who was appointed to the Board of Directors in November, 1994, all of the nominees are currently directors of the Company previously elected by the shareholders.

    Unless otherwise indicated thereon, all proxies received will be voted in favor of the election of the indicated six nominees of the Board of Directors named below as directors of the Company. Should any of the nominees not remain a candidate for election on the date of the Meeting (which contingency is not now contemplated or foreseen by the Board of Directors), proxies solicited hereunder may be voted for substitute nominees selected by the Board of Directors. Directors shall be elected by a plurality of the votes cast by the Common Stock at the Meeting.

INFORMATION REGARDING NOMINEES

    Listed below are the persons who have been nominated to serve as directors for the ensuing year, together with their ages and all Company positions held by them.

             NAME               AGE                   POSITIONS
------------------------------  ----  ------------------------------------------
Seymour Kahn                     68   Chairman of the Board and Chief Executive
                                       Officer of Mercury

Joseph A. Czyzyk                 48   President, Chief Operating Officer and
                                       Director of Mercury and President of
                                       Mercury Air Cargo

Philip J. Fagan, Jr., M.D.       51   Director

Frederick H. Kopko, Jr.          40   Director

William G. Langton               49   Director

Robert L. List                   59   Director


    SEYMOUR KAHN served as President of Mercury from 1969 until 1989 and has served as Chief Executive Officer and Chairman of the Board of Directors of Mercury since 1974.



    JOSEPH A. CZYZYK has been President, Chief Operating Officer and a Director of Mercury since November 1994 and President of Mercury Air Cargo since August 1988. Mr. Czyzyk also served as President of Mercury Service, a division of Mercury which sells aviation fuel and provides refueling services for commercial aircraft, from August 1985 until August 1988. Mr. Czyzyk served as an Executive Vice President of Mercury from November 1990 through November 1994. Pursuant to his employment agreement, the Board of Directors will continue to nominate Mr. Czyzyk as a candidate for election to the Board of Directors while Mr. Czyzyk remains employed by Mercury. See "-- Employment Agreements".



    PHILIP J. FAGAN, JR., M.D. has been a director of Mercury since September 1989. Dr. Fagan has been the Chief Executive Officer and President of the Emergency Department Physicians Medical Group, Inc. since its inception in 1978. Dr. Fagan has also been President of Fagan Emergency Room Medical Group since its inception in 1989. Both companies are currently located in Burbank, California.


    FREDERICK H. KOPKO, JR. has been a director of Mercury since October 1992. Mr. Kopko has been a partner in the law firm of McBreen, McBreen & Kopko since January 1990. Previously, Mr. Kopko served as managing partner of the law firm of D'Ancona & Pflaum, a firm which he was associated with from August 1983 through December 1989. Mr. Kopko presently serves on the board of directors of Butler International, Inc.

    WILLIAM G. LANGTON has been a director of Mercury since August 1993. Mr. Langton has been President and Chief Operating Officer of Southern Air Transport, a provider of a wide range of commercial and supplemental aviation services, for over ten years.



    ROBERT L. LIST has been a director of Mercury since 1990. Mr. List is presently an independent financial consultant. From December 1989 to August 1992, Mr. List was President of Yellowstone Environmental Services, Inc. of Phoenix, Arizona, an environmental/engineering consulting firm. Prior to that, Mr. List owned and operated Cimarron Research, an investment consulting firm, based in Durango, Colorado and Dallas, Texas since 1977. Mr. List serves on the board of directors of Pancho's Mexican Buffet, Inc.


    There were seven meetings of the Board of Directors of the Company held during fiscal 1995, the period from July 1, 1994 through June 30, 1995.


    The Audit Committee reviews the internal controls of the Company and the objectivity of its financial reporting and meets with appropriate Company financial personnel and the Company's independent public accountants in connection with these reviews. During fiscal 1995, the Audit Committee consisted of Messrs. Kopko and List and Dr. Fagan. During fiscal 1995, the Audit Committee met one time.


    The Compensation Committee makes all decisions regarding cash and non-cash compensation (excluding standard employee benefits) paid or given to executive officers of the Company; administers the Company's non-cash employee incentive plans, including stock purchase and stock option grants; negotiates and approves all employment agreements with executive officers; and negotiates and approves all transactions between the Company and its executive officers (whether or not the primary purpose of such transactions are compensatory). During fiscal 1995, the Compensation Committee consisted of Messrs. Kopko and List and Dr. Fagan.

    The Board does not have a nominating committee or any other committee performing a similar function.

    During fiscal 1995, each member of the Board of Directors attended at least 75% of the Board meetings and committee meetings for the committees on which he served.


    Under New York law, election of the directors requires approval of a majority of the votes cast for or against, so long as a quorum is present at the Meeting. Consequently, abstentions and broker non-votes will have the effect of reducing the number of votes needed to elect directors.


    THE MERCURY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF COMMON STOCK VOTE FOR THE ELECTION OF ALL NOMINEES.

                             PRINCIPAL SHAREHOLDERS


    The following table sets forth certain information as of December 31, 1995, with respect to the ownership of the Company's Common Stock by: (a) each director or director nominee of the Company; (b) each executive officer named in the Summary Compensation Table on page 6 of this Proxy Statement; (c) the directors, nominees and executive officers of the Company, as a group; and (d) all persons known to the Company to be the beneficial owners of more than five percent of its outstanding Common Stock. As of December 31, 1995, there were 5,380,087 shares of Common Stock outstanding.

The stock ownership information includes current shareholdings and shares with respect to which the named individual has the right to acquire beneficial ownership under options exercisable within 60 days.


NAME AND ADDRESS (1)                                          SHARES OF COMMON   PERCENT
------------------------------------------------------------  ----------------   -------
Seymour Kahn................................................   1,398,140(2)       25.5%

Joseph A. Czyzyk............................................     396,450(3)        7.3%

Randolph E. Ajer............................................     143,000(4)        2.6%

Kevin J. Walsh..............................................     132,000(5)        2.4%

William L. Silva............................................     137,500(6)        2.5%

Robert L. List..............................................      11,000(7)        *
 810 Duval Street
 Key West, FL 33040

Philip J. Fagan, Jr., M.D...................................      99,000(8)        1.8%
 624A South San Fernando Blvd.
 Burbank, CA 91502

Frederick H. Kopko, Jr......................................      33,000(9)        *
 20 North Wacker Drive, Suite 2520
 Chicago, IL 60606

William G. Langton..........................................      22,000(10)       *
 2255 Kimberly Parkway, East
 Columbus, OH 43232

Kennedy Capital Management, Inc. (11).......................     395,000           7.3%
 425 N. New Ballas Road #181
 St. Louis, MO 63141-6821

All directors and executive officers as a group (9
 persons)...................................................   1,932,090(12)      33.8%


------------------------
*   Less than one percent.

(1) Unless otherwise indicated in the table, the address for each of the individuals named in the table is 5456 McConnell Avenue, Suite 100, Los Angeles, California 90066.

(2) Includes 829,660 shares held of record by SK Acquisition, Inc., a Delaware corporation wholly-owned by Mr. Kahn ("SKAI"). Also includes 440,000 shares owned by four executive officers of Mercury which SKAI holds a proxy to vote and which are subject to a security interest held by SKAI. See "Certain Transactions." Includes 110,000 shares issuable upon the exercise of options exercisable within 60 days from the date hereof. Also includes 8,800 shares held of record by Mr. Kahn's wife, as to which Mr. Kahn disclaims beneficial ownership.

(3) Includes 22,800 shares issuable upon exercise of options exercisable within 60 days from the date hereof. Includes 110,000 shares beneficially owned by Mr. Czyzyk for which Mr. Czyzyk has granted a proxy to SKAI and which are subject to pledges. See "Certain Transactions." Includes 3,850 shares held by Mr. Czyzyk, as custodian for his children, and 1,100 shares held by Mr. Czyzyk's spouse's IRA account with respect to which Mr. Czyzyk disclaims beneficial ownership.

(4) Includes 22,000 shares issuable upon exercise of options exercisable within 60 days from the date hereof. Includes 110,000 shares beneficially owned by Mr. Ajer for which Mr. Ajer has granted a proxy to SKAI and which are subject to pledges. See "Certain Transactions."

(5) Includes 22,000 shares issuable upon exercise of options exercisable within 60 days from the date hereof. Includes 110,000 shares beneficially owned by Mr. Walsh for which Mr. Walsh has granted a proxy to SKAI and which are subjected to pledges. See "Certain Transactions."

(6) Includes 27,500 shares issuable upon exercise of options exercisable within 60 days from the date hereof. Includes 110,000 shares beneficially owned by Mr. Silva which Mr. Silva has granted a proxy to SKAI and which are subject to pledges. See "Certain Transactions."

(7) Consists of 11,000 shares issuable upon exercise of options exercisable within 60 days from the date hereof.

(8) Includes 66,000 shares issuable upon exercise of options exercisable within 60 days from the date hereof.

(9) Consists of 33,000 shares issuable upon exercise of options exercisable within 60 days from the date hereof.

(10) Consists of 22,000 shares issuable upon exercise of options exercisable within 60 days from the date hereof.


(11) Information is as disclosed in a Schedule 13G dated February 15, 1995 filed by Gerald T. Kennedy for Kennedy Capital Management pursuant to the rules and regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934.



(12) Includes 336,300 shares issuable upon exercise of options exercisable within 60 days from the date hereof.


             EXECUTIVE OFFICERS, COMPENSATION AND OTHER INFORMATION

EXECUTIVE OFFICERS

    Set forth in the table below are the names, ages and positions held by all executive officers of the Company.


        NAME           AGE                          POSITIONS
---------------------  ----  -------------------------------------------------------
Seymour Kahn            68   Chairman of the Board and Chief Executive Officer of
                              Mercury

Joseph A. Czyzyk        48   President, Chief Operating Officer and Director of
                              Mercury and President of Mercury Air Cargo, Inc.
                              ("Mercury Air Cargo")

Randolph E. Ajer        42   Executive Vice President, Chief Financial Officer,
                              Secretary and Treasurer of Mercury

William L. Silva        45   Executive Vice President of Mercury and Executive Vice
                              President of Maytag Aircraft Corporation ("Maytag")

Kevin J. Walsh          45   Executive Vice President and Senior Vice President of
                              Maytag


    Executive officers of the Company are elected and serve at the discretion of the Board of Directors. Set forth below is a brief description of the business experience for the previous five years of all executive officers other than Messrs. Kahn and Czyzyk, who are also directors and whose business experiences are described above under the caption "Information Regarding Nominees."


    RANDOLPH E. AJER has been Chief Financial Officer of Mercury since 1987 and Secretary and Treasurer since May 1985. Mr. Ajer served as a director of Mercury from September 1989 until December 1990. He was appointed an Executive Vice President of Mercury in November 1990.



    WILLIAM L. SILVA served as Director of Operations of Maytag from October 1982 to October 1987 and was appointed Vice President of Maytag in November 1987. Since June 1992, Mr. Silva has been an Executive Vice President of Maytag. Mr. Silva became an Executive Vice President of Mercury in August 1993.

    KEVIN J. WALSH served as Vice President of Maytag from 1987 to June 1992 when he was appointed Senior Vice President of Maytag. Since January 1992, Mr. Walsh has been managing the Mercury Service division. Mr. Walsh was appointed an Executive Vice President of Mercury in November 1990. Mr. Walsh has been employed by Mercury in various capacities since 1972.

EXECUTIVE COMPENSATION

    The following table sets forth the cash compensation paid or accrued by the Company for the Chairman of the Board and Chief Executive Officer and for each of the four additional most highly compensated executive officers (collectively, the "named executive officers"):

                           SUMMARY COMPENSATION TABLE


                                                                      LONG-TERM COMPENSATION
                                                                    --------------------------
                                                                          AWARDS PAYOUTS
                                                                    --------------------------
                                            ANNUAL COMPENSATION     SECURITIES     LONG-TERM
                                 FISCAL    ----------------------   UNDERLYING    COMPENSATION        ALL OTHER
 NAME AND PRINCIPAL POSITION    YEAR (1)   SALARY ($)   BONUS ($)   OPTIONS (#)   PAYOUTS ($)    COMPENSATION (2)($)
------------------------------  --------   ----------   ---------   -----------   ------------   -------------------
Seymour Kahn                      1995        300,000     408,000         -0-         -0-              14,362(3)
 Chairman of the Board            1994        230,000     301,500         -0-         -0-               2,536
                                  1993        230,000     196,433     100,000         -0-               2,436

Joseph A. Czyzyk                  1995        271,000     136,000         -0-         -0-              56,030(4)
 Executive Vice President         1994        271,000         -0-         -0-         -0-              54,388
                                  1993        271,000         -0-      25,000         -0-                 288

Randolph E. Ajer                  1995        130,000     258,000         -0-         -0-              55,382(5)
 Executive Vice President         1994        126,500     198,500         -0-         -0-              54,388
                                  1993        126,500      71,092         -0-         -0-                 288

Kevin J. Walsh                    1995        156,000      40,000         -0-         -0-              55,463(6)
 Executive Vice President         1994        144,375      75,000         -0-         -0-              54,188
                                  1993        137,500      10,000         -0-         -0-                 188

William L. Silva                  1995        102,917      37,000         -0-         -0-                 410(7)
 Executive Vice President         1994        100,000      50,000         -0-         -0-                 200
                                  1993         80,000      33,738         -0-         -0-                 100


------------------------

(1) The period July 1, 1992 through June 30, 1993 is referred to as Fiscal Year 1993; the period July 1, 1993 through June 30, 1994 is referred to as Fiscal Year 1994; and the period July 1, 1994 through June 30, 1995 is referred to as Fiscal Year 1995.

(2) Amounts reflected include Mercury's contributions to a 401(k) Plan maintained for the benefit of all employees, premiums paid for life insurance policies to the extent such policies are for the benefit of an executive officer's designated beneficiary and loan forgiveness with respect to Mercury financed purchases of Common Stock. See "Certain Transactions."


(3) Consists of 401(k) contributions and life insurance premiums in the amounts of $200 and $14,162, respectively.



(4) Consists of 401(k) contributions, life insurance premiums and loan forgiveness in the amounts of $200, $1,830 and $54,000, respectively.



(5)  Consists  of  401(k)  contributions,  life  insurance  premiums  and   loan
    forgiveness in the amounts of $200, $1,182 and $54,000, respectively.



(6) Consists of life insurance premiums and loan forgiveness in the amounts of $1,463 and $54,000, respectively.



(7) Consists of 401(k) contributions and life insurance premiums in the amounts of $200 and $210, respectively.

    The following table sets forth information regarding option exercises during fiscal year 1995, as well as the number and total of in-the-money options at June 30, 1995, for each of the named executive officers. No named executive officers were granted options during fiscal year 1995.

            AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION VALUES (1)


                                                                                                                VALUE OF
                                                                                    NUMBER OF              UNEXERCISED IN-THE-
                                                                             UNEXERCISED OPTIONS AT         MONEY OPTIONS AT
                                           SHARES                              FISCAL YEAR-END (#)      FISCAL YEAR-END ($)(3)(4)
                                        ACQUIRED ON          VALUE          -------------------------   -------------------------
NAME                                    EXERCISE (#)   REALIZED ($)(2)(3)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
--------------------------------------  ------------   ------------------   -------------------------   -------------------------
Seymour Kahn..........................       -0-                -0-                110,000/-0-                 688,050/-0-
Joseph A. Czyzyk......................     4,620             31,500                 22,800/-0-                 146,946/-0-
Randolph E. Ajer......................     5,500             30,875                 22,000/-0-                 139,150/-0-
Kevin J. Walsh........................     5,500             32,500                 22,000/-0-                 139,150/-0-
William L. Silva......................       -0-                -0-                 27,500/-0-                 153,807/-0-


------------------------
(1) As adjusted for 10% stock dividend, effective June 16, 1995.

(2) In accordance with the rules of the Securities and Exchange Commission, the amounts set forth in the "Value Realized" column of this table are calculated by subtracting the exercise price from the fair market value of the underlying Common Stock on the exercise date. The amounts reported thus reflect the increase in the price of Mercury's common stock from the option grant date to the option exercise date, but do not necessarily reflect actual proceeds received upon option exercises.

(3) For purposes of this table, fair market value is deemed to be the average of the high and low Common Stock price reported by the American Stock Exchange Composite Transactions on the date indicated.

(4) Based upon a fair market value of $8.375 per share at June 30, 1995.

EMPLOYMENT AGREEMENTS

    Mr. Kahn has an employment agreement with Mercury dated as of December 1, 1993 pursuant to which Mercury will employ him as Chairman of the Board and Chief Executive Officer for a three year period with automatic one year extensions at the end of each year unless either party terminates the agreement in writing prior to such renewal. Under the employment agreement, Mr. Kahn's annual compensation was $230,000 from December 1, 1993 to December 1, 1994. Since December 1, 1994, Mr. Kahn has been paid compensation at the rate of $350,000 per year.

    If Mr. Kahn is disabled for more than six weeks while employed, his compensation will be reduced by 50%. If Mr. Kahn is disabled for more than twelve months, Mercury may terminate his employment with a severance payment equal to his salary for the lesser of one year or the remaining term of the employment agreement. If Mr. Kahn's employment is terminated without cause, Mercury will be obligated to pay him all amounts which would otherwise be paid to him over the remaining term of the employment agreement. Mr. Kahn may voluntarily terminate the employment agreement and receive all amounts which would otherwise be paid to him over the remaining term of the employment agreement if any of the following events occurs without Mr. Kahn's written consent, including: (i) any person gains sufficient control over the voting stock of Mercury so as to control Mercury or the election of a majority of the Board of Directors, (ii) Mercury is acquired by another entity, either through the purchase of Mercury's assets or stock or a combination thereof, or (iii) Mercury is merged or consolidated with another entity or reorganized, in a manner in which Mercury's present status, business or methods are changed. If Mr. Kahn dies during the term of the employment agreement, Mercury will pay to Mr. Kahn's estate the compensation which would otherwise be paid to Mr. Kahn through the end of the month in which he dies. In addition, Mercury will pay Mr. Kahn's estate or other designated beneficiary $2,250,000 upon his death. Relating to this obligation, Mercury has obtained a life insurance policy on Mr. Kahn's life in the amount of $2,025,000 which designates Mr. Kahn's wife as beneficiary to fund this payment.


    Mr. Kahn has agreed not to compete with Mercury within a radius of 300 miles from Mercury's present place of business for five years after the termination of the employment agreement. Mercury must make the severance payments required by the employment agreement for this non-competition agreement to be effective.

    Mr. Czyzyk has an employment agreement with Mercury, dated as of November 15, 1994, pursuant to which Mercury will employ him as its President/Chief Operating Officer and as the president of Mercury Air Cargo for a term ending on November 15, 1997, subject to automatic one-year extensions each successive
November 15, unless either party gives 30 days' notice of non-renewal. The agreement provides that Mr. Czyzyk's tenure as President/Chief Operating Officer shall serve as a period of training and evaluation for appointment as Chief Executive Officer of Mercury, when and as such position may be vacated by Mr. Kahn, subject to the sole discretion and judgment of the Board of Directors. The agreement further provides for the continued nomination of Mr. Czyzyk to the Board of Directors of Mercury, so long as Mr. Czyzyk continues to serve as President/Chief Operating Officer.

    Mr. Czyzyk will receive an annual salary of $270,000 plus a bonus at the end of each fiscal year based on the following: (i) for fiscal 1995, in the event Mercury's operating income on a consolidated basis minus sales and general administrative expense and depreciation (EBIT) for that year exceeds EBIT for fiscal 1994, then Mr. Czyzyk shall be paid a bonus of 25% of his base compensation, under part I of the Bonus Plan and 2 1/2% of the amount of which fiscal 1995 EBIT exceeds fiscal 1994 EBIT, under part II of the Bonus Plan; (ii) for fiscal 1996, part I and part II of the Bonus Plan remain in effect except that the threshold EBIT is based on the average of EBIT for fiscal 1994 and 1995; and (iii) for fiscal years subsequent to fiscal 1996, part I and part II of the Bonus Plan remain in effect except that the threshold EBIT is based on a trailing average of EBIT for the prior three (3) fiscal years.

    In the event Mr. Czyzyk's employment is terminated for cause, Mr. Czyzyk will not be entitled to receive or be paid a bonus. In the event Mr. Czyzyk's employment is terminated without cause, Mercury will be obligated to pay Mr. Czyzyk the lesser of one year's base compensation or the base compensation that would otherwise be paid to him over the remaining term of the agreement, and a bonus for the fiscal year of termination in an amount which would otherwise be paid to him prorated over the days Mr. Czyzyk was employed by Mercury during the fiscal year of termination. "Cause" is defined in the employment agreement as misappropriation of corporate funds, negligence, Mr. Czyzyk's voluntary abandonment of his job (other than following a Change in Control) or a breach of the employment agreement. In the event of Mr. Czyzyk's death, Mr. Czyzyk's estate or beneficiary will be entitled to receive the death benefits of a $1,000,000 insurance policy, but all other obligations under his employment agreement will terminate and Mercury's only obligation will be to pay Mr. Czyzyk or his estate all accrued salary through the end of the month of his death. In the event of Mr. Czyzyk's disability (as determined by the Chief Executive Officer of Mercury), Mr. Czyzyk's base salary will be reduced by 50% during the period of disability. If Mr. Czyzyk is disabled for a period of more than 12 months (as determined by the Chief Executive Officer of Mercury), Mercury will be obligated to pay Mr. Czyzyk the same amount that would have been paid to Mr. Czyzyk if his employment was terminated without cause, except that all amounts paid to Mr. Czyzyk under any long-term disability insurance policy maintained by Mercury will be credited as if paid by Mercury to Mr. Czyzyk and after giving effect to any federal or state income tax savings resulting from the payment under a disability policy (as opposed to taxable salary). The employment agreement further provides that Mr. Czyzyk may terminate his employment following a "Change in Control", in which event Mr. Czyzyk will be entitled to be paid the lesser of one year's base compensation or the entire balance of his base compensation remaining to be paid to Mr. Czyzyk over the remaining term of the agreement.

    Mr. Czyzyk also received a signing bonus in the amount of $100,000 upon the execution of the employment agreement. The agreement provides for a five-year post-employment, non-competition covenant.

CERTAIN TRANSACTIONS


    In November 1994, Mercury acquired from Mr. Czyzyk the outstanding minority interest in Mercury's 80% owned subsidiary, Mercury Air Cargo. The transaction included a redemption of 5% of the capital stock of Mercury Air Cargo held by Mr. Czyzyk in exchange for $450,000 in cash and acquisition of the remaining 15% of the capital stock of Mercury Air Cargo held by Mr. Czyzyk through the issuance of 225,000 shares of Mercury's common stock valued at $1,406,000 ($6.25 per share, the closing price of Mercury's common stock on the date the Board approved the transaction) for a total consideration of $1,856,000, $130,000 of which was a repayment of a September 1994 loan from Mercury. In addition, concurrent with the acquisition, Mercury entered into an employment agreement with Mr. Czyzyk. See "-- Employment Agreements."


    Pursuant to a Stock Purchase Agreement (the "First Stock Purchase Agreement") dated December 10, 1990 between Mercury, SK Acquisition, Inc., a Delaware corporation wholly-owned by Mr. Kahn ("SKAI"), Randolph E. Ajer, Kevin
J. Walsh, Grant G. Murray, a former full-time employee and Executive Vice President of Mercury, and Joseph A. Czyzyk (the "First Purchasers"), SKAI sold 110,000 shares of Common Stock to each of Messrs. Ajer, Walsh, Murray and Czyzyk, at the price of $2.73 per share, with each purchaser paying a purchase price of $300,000, or an aggregate of $1,200,000. On December 10, 1990, the closing price of the Common Stock on the American Stock Exchange was $2.73 per share. Pursuant to a Stock Purchase Agreement (the "Second Stock Purchase Agreement", collectively, the First and Second Stock Purchase Agreements are hereinafter referred to as the "Stock Purchase Agreement") dated August 9, 1993 between Mercury, SKAI and William L. Silva, SKAI sold 110,000 shares of Common Stock to Mr. Silva at a price of $2.73 per share, with Mr. Silva paying a total purchase price of $300,000. On August 9, 1993, the closing price of the Common Stock on the American Stock Exchange was $2.84 per share. Each of the First Purchasers and Mr. Silva (collectively, the "Purchasers") paid $30,000 cash at the closing of his purchase, or an aggregate of $150,000, and agreed to pay the remaining $270,000, or an aggregate of $1,350,000, over a period of five years from the date of purchase, together with interest at the rate of 10% per annum on the outstanding balance. The purchase price owed to SKAI is secured by a first security interest in the Common Stock sold to each Purchaser and each such loan is non-recourse. Each Purchaser has given SKAI an irrevocable proxy to vote the Common Stock purchased by him for all purposes until the purchase price for his Common Stock has been paid in full.


    As part of the Stock Purchase Agreement, Mercury has agreed to loan the principal balance of the unpaid purchase price to each of the Purchasers during the five-year payment period as each payment is required to be made on March 1, June 1, September 1 and December 1 of each year until the principal amount owed by each Purchaser is paid in full, which will occur by the end of 1995 with respect to the First Purchasers and the end of 1998 with respect to Mr. Silva. Such loans are non-recourse, bear no interest, and are secured by a second security interest in the purchased stock. The Purchasers have each agreed to pay their own interest on the balance of the purchase price due SKAI from personal funds. Commencing March 1, 1994, and annually thereafter, for each of the First Purchasers who remain employed by Mercury, one-fifth of his loan will be forgiven. For each First Purchaser who remains employed by Mercury through March 1, 1998, his loan will be forgiven in full, his shares of Common Stock will be owned without any further lien in favor of Mercury or SKAI and the proxy granted to SKAI will expire by its terms. Commencing January 1, 1997, and annually thereafter, for Mr. Silva if he remains employed by Mercury, one-fifth of his loan will be forgiven. If Mr. Silva remains employed by Mercury through January 1, 2001, his loans will be forgiven in full, his shares of Common Stock will be owned without any further lien in favor of Mercury or SKAI and the proxy granted to SKAI will expire by its terms.

    During fiscal 1995, Mercury loaned an aggregate of $337,500 to the First Purchasers and Mr. Silva which was used to make the June 1, 1994 through June 1, 1995 payments to SKAI. Amounts outstanding on the loans made by the Company as of June 30, 1995 and September 30, 1995, respectively, were as follows: Mr. Ajer $121,500 and $135,000, Mr. Walsh $121,500 and 135,000, Mr. Murray $121,500 and
$0, Mr. Czyzyk  $121,500 and $135,000  and Mr. Silva  $94,500 and $108,000.  The
maximum amounts outstanding on the loans made by the Company during fiscal 1995 were as follows: Mr. Ajer $162,000, Mr. Walsh $162,000, Mr. Murray $162,000, Mr. Czyzyk $162,000 and Mr. Silva $94,500.


    During March 1994 and March 1995, Mercury loaned Mr. Ajer $19,274, Mr. Walsh $19,143, and Mr. Murray $22,491, which was used to pay withholding taxes associated with the loan forgiveness under the First Stock Purchase Agreement. Such loans bore or bear no interest and were or are being repaid through ratable payroll deductions over a one-year period.

    On August 1, 1995, Grant G. Murray and Mercury entered into an agreement ("Agreement") in connection with the termination of Mr. Murray's employment. The Agreement provides for the payment to Mr. Murray by Mercury of the sum of $275,000, payable $75,000 upon execution of the Agreement followed by quarterly payments of $50,000 on November 1, 1995, February 1, 1996, May 1, 1996 and August 1, 1996.


    In consideration for the payment of $275,000, Mr. Murray transferred to Mercury 110,000 shares acquired by him pursuant to the First Stock Purchase
Agreement and returned all stock options held by him. The Agreement also provides (i) for the forgiveness of all debts or loans owed by Mr. Murray to Mercury ($178,000); (ii) for Mr. Murray to procure new business for Mercury and to receive as compensation a percentage of net margins realized on such new business; (iii) for Mr. Murray not to compete with Mercury or its affiliates until August 1, 1996; (iv) for the continuation of medical insurance for Mr. Murray through December, 1995; (v) for a release by Mr. Murray of all claims against Mercury, including his claim with respect to an accrued bonus of $60,000; and (vi) for a release by Mercury of all claims against Mr. Murray. In consideration for SKAI's facilitating the stock repurchase transaction by waiving its right to restrict the transfer of Mr. Murray's shares, and as payment in full of all interest and remaining amounts due to SKAI in connection with the purchase transaction, Mercury agreed to pay SKAI the amount of $100,000 in the form of options to purchase 30,000 shares of Mercury's Common Stock. Such options are to be granted at $3.33 below the closing price of Mercury's Common Stock on the American Stock Exchange as of August 24, 1995 (the date the Board approved the transaction), and will, subject to continued employment, vest and become exercisable six months from the date of grant. Such options will be granted subject to: (1) an increase in the authorized shares of Mercury at the next annual meeting of shareholders; and (2) acceptance of the shares underlying such options for listing on the American Stock Exchange. If the conditions for the issuance of the options are not met, Mercury will reconsider the form of payment of the $100,000 to SKAI. Based on the consideration paid by Mercury to Mr. Murray, the effective per share price paid by Mercury for the 110,000 shares acquired from Mr. Murray was approximately $4.12. The per share price paid by Mercury will be increased by an additional $.91 per share when the $100,000 amount becomes payable to SKAI, in options or otherwise.



    During Fiscal 1995, Mercury sold approximately $211,000 in fuel to Millionaire of Long Beach, a company owned by Mr. Murray. The sales prices for such fuel were based on cost plus a normal competitive mark-up, but the level of credit extended may have been greater than what would have been available from an unaffiliated party. Mercury has been paid in full for the fuel purchases.


    Mercury has Indemnity Agreements with each of its directors and executive officers which require Mercury, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers, employees or agents of Mercury, and, under certain circumstances, to advance their expenses incurred as a result of proceedings brought against them. In order to be entitled to indemnification, the executive officer or director must have acted in a manner reasonably believed to be in, or not opposed to, the best interests of Mercury and, with respect to a criminal matter, in a manner which he had no reason to believe was illegal.


COMPENSATION OF DIRECTORS



    During fiscal 1995, directors who were not employees of the Company were paid $1,000 per meeting with an annual minimum of $7,500 in fees paid in advance on the annual meeting date. Directors were also reimbursed for their travel, meals, lodging and out-of-pocket expenses incurred in connection with attending Board meetings. In addition, during fiscal 1995 and continuing through fiscal 1996, the law firm of McBreen, McBreen & Kopko, of which Mr. Kopko is a partner, has been providing legal services to the Company at its standard billing rates. See "Compensation Committee Interlocks and Insider Participation."


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


    The Company's Compensation Committee consists of Messrs. List and Kopko and Dr. Fagan. During fiscal 1995 and the six months ended December 31, 1995, the Company paid $5,534 and $10,351, respectively, to the law firm of McBreen, McBreen & Kopko for legal services.


                      REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

    This report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing made by the Company under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

    Under the rules established by the Securities and Exchange Commission, the Company is required to provide certain data and information regarding the compensation and benefits provided to the Company's Chairman of the board and Chief Executive Officer, Mr. Kahn, and the four other most highly compensated executive officers, Messrs. Czyzyk, Ajer, Walsh and Silva. The disclosure requirements for the named executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals. In fulfillment of this requirement, the Compensation Committee, at the direction of the Board of Directors, has prepared the following report for inclusion in this Proxy Statement.

COMPENSATION PHILOSOPHY


    This report reflects the Company's compensation philosophy as endorsed by the Compensation Committee and resulting actions taken by the Company for the reporting periods shown in the various compensation tables supporting this report. The Compensation Committee determines salary and bonus amounts, other award levels and benefits for all executive officers of the Company. In connection with its decisions, the Compensation Committee reviews and considers the written recommendations of the Company's Chairman of the Board and Chief Executive Officer, Mr. Kahn. As described below, a large portion of Mr. Kahn's compensation is based on the earnings of the Company and Mr. Kahn is a significant shareholder of the Company. Accordingly, the Compensation Committee believes that Mr. Kahn's recommendations are consistent with the Compensation Committee's philosophy of encouraging earnings growth and strategic decisions designed to maximize shareholder return.


    The executive compensation programs of the Company have been designed to:

    - Embody a pay for performance policy where compensation amounts are affected by corporate, operating unit and individual performance as measured by earnings;

    - Motivate key senior executives to achieve strategic business initiatives and reward them for their achievements;

    - Provide compensation opportunities which are, in the judgment of the Compensation Committee, comparable to those offered by other leading companies, thus allowing the Company to compete for and retain talented executives who are critical to the Company's long-term success; and


    - Align  the  interest  of  executives  with  long-term  interests  of   the
      shareholders through common stock ownership and stock option programs.

COMPENSATION MECHANISMS

    At present, the executive compensation program is comprised of salary, annual cash bonus programs, long-term incentive opportunities in the form of Company financed stock ownership opportunities and stock options and other benefits typically provided to executives by major corporations.


    Executive officer salaries are determined based on individual performance, position tenure, salary history, internal comparability considerations and in some instances the results of arm's length negotiations in connection with the start-up of a new operating unit. In determining salaries, the Compensation Committee uses the personal knowledge of its members regarding compensation levels for similar positions at other companies generally. No peer group or other salary surveys were undertaken to determine salaries at comparable companies. For each executive officer, a significant portion of total compensation is a bonus based on the earnings of the Company or the specific operating unit for which he has profit and loss statement responsibility. As a result, an executive officer's compensation can vary substantially from year-to-year based on the Company's or a specific operating unit's earnings performance. Except as described below, for fiscal 1995 and 1996, the bonus for executive officers with operating unit responsibility was/will be based on an individual's success in exceeding the budgeted earnings for his operating unit. The budgeted earnings for each unit are based on a comprehensive review of unit operations conducted by Messrs. Kahn, Czyzyk, and Ajer and the responsible executive officer at the start of each fiscal year and are subject to approval by the Board of Directors. During the budget process, Messrs. Kahn, Czyzyk, and Ajer focus on challenging each executive officer to attain revenue growth and cost savings for his operating unit. As described below, the bonus plan for Messrs. Kahn, Czyzyk, and Ajer is based on exceeding the Company's average earnings for the prior three years, encouraging Messrs. Kahn, Czyzyk, and Ajer to budget for aggressive growth. The Compensation Committee also retains discretion to reward exceptional achievement through discretionary bonuses. During fiscal 1995, the Compensation Committee awarded one executive officer a bonus for operating unit results in excess of budget. A second executive officer had met, but not exceeded his budget. However, the Compensation Committee awarded the officer a discretionary bonus based on his strong efforts in laying the foundation for additional growth in his unit.


    Each of the Company's executive officers is also compensated in part through Company financed common stock ownership and stock options. The Company currently has in place the 1990 Long-Term Incentive Plan which provides for stock option grants to key employees (other than Mr. Kahn) at the current fair market value on the date of grant. Each of the Company's executive officers currently holds options granted under the plan. Option awards to each executive officer have been based on the executive's level of responsibility, past performance and internal comparability considerations. In addition, the Company is currently financing the purchase of 110,000 shares of Common Stock at $2.73 per share for each executive officer (other than Mr. Kahn). The shares are being purchased from SKAI, a corporation wholly-owned by Mr. Kahn. Subject to continued employment, each executive officer will have fully-paid for the Common Stock and all loans made by the Company to facilitate the stock purchase will be forgiven seven years from the date of the purchase. In addition to serving as a compensation device, the stock purchase program was designed to insure an orderly transition in control of the Company, to avoid excessive dilution and to some degree to maintain internal comparability in officer compensation. As a result of the stock options and company financed stock purchases, each executive officer has a strong incentive to continue his association with the Company and to enhance the value of the Company's equity securities in the long-term.

    During fiscal 1995, the executive officers requested assistance in paying taxes associated with the annual forgiveness of the stock purchase loans. The compensation Committee determined that each executive vice president should invest in his own future and the Company by personally bearing the taxes associated with the loan forgiveness. The Compensation Committee agreed, however, to somewhat mitigate the cash flow effects of the withholding for taxes by providing annual, interest-free loans to be paid back from bonus or payroll deductions. See "Certain Transactions."

FISCAL 1995 COMPENSATION DECISIONS FOR THE CHAIRMAN OF THE BOARD


    Mr. Kahn has an employment agreement with the Company dated as of December 1, 1993 pursuant to which Mercury will employ him as Chairman of the Board and Chief Executive Officer for a three year period with automatic one year extensions at the end of each year unless either party terminates the agreement in writing prior to such renewal. Under the employment agreement, Mr. Kahn's annual compensation was $230,000 from December 1, 1993 to December 1, 1994. Pursuant to a decision of the Compensation Committee on December 1, 1994, Mr. Kahn's annual compensation was increased, as of that date, to $350,000 per year. The Compensation Committee based Mr. Kahn's compensation on the policies described above. In determining the compensation of Mr. Kahn, the Compensation Committee weighed the following factors more heavily than the others: internal comparability considerations, the Company's profitability and the performance of the Company's common stock. The Compensation Committee also weighed heavily its assessment of Mr. Kahn's individual performance and leadership within the Company, and the longevity of his service to the Company.


    A cash bonus plan for Mr. Kahn was approved by the Board of Directors in November 1990 (commencing fiscal 1991). The Compensation Committee continued the bonus plan during fiscal 1995 and will continue the bonus plan during fiscal 1996. The two-part bonus plan is based on earnings before interest and taxes ("EBIT") of the Company for the year in which the bonus is calculated. Under
Part I of the bonus plan, if the bonus year's EBIT meets or exceeds the trailing three-year EBIT average, Mr. Kahn is entitled to a bonus equal to 25% of his salary. For years where EBIT falls below the trailing three-year average, any bonus paid to Mr. Kahn is solely at the discretion of the Compensation Committee. Under Part II of the bonus plan, an additional bonus is paid to Mr. Kahn in an amount equal to 6.67% of any increase in the bonus year's EBIT level over the trailing three-year average EBIT level.

    For fiscal 1995, Mr. Kahn earned a bonus in the amount of $448,000 under the bonus plan. At Mr. Kahn's request, the Compensation Committee, however, re-allocated $40,000 of Mr. Kahn's earned bonus, as a special bonus for Mr. Ajer, and paid Mr. Kahn a bonus of $408,000. Mr. Kahn made this request based on his personal appreciation of Mr. Ajer's over-all contribution to the Company. The Compensation Committee felt Mr. Kahn's perceptions regarding merit and personal generosity should be respected.

OTHER EXECUTIVE OFFICER COMPENSATION

    Mr. Czyzyk is compensated pursuant to an employment agreement described under "Employment Agreements." A cash bonus plan for Mr. Ajer was approved by the Board of Directors in November 1990 (commencing fiscal 1991). The Compensation Committee continued the bonus plan during fiscal 1995 and will continue the bonus plan during fiscal 1996. As with Mr. Kahn, the two-part bonus plan is based on EBIT of the Company for the year in which the bonus is calculated. Under Part I of the bonus plan, if the bonus year's EBIT meets or exceeds the trailing three-year EBIT average, Mr. Ajer is entitled to a bonus equal to 25% of his salary. For years where EBIT falls below the trailing three-year average, any bonus paid to Mr. Ajer is solely at the discretion of the Compensation Committee. Under Part II of the bonus plan, an additional bonus is paid to Mr. Ajer in an amount equal to 3.33% of any increase in the bonus year's EBIT level over the trailing three-year average EBIT level. For fiscal 1995, Mr. Ajer earned a bonus in the amount of $218,000 under the bonus plan. Due to the reallocation of $40,000 of Mr. Kahn's bonus, as described above, Mr. Ajer was paid a total bonus of $258,000.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

    Section 162(m) of the Internal Revenue Code, generally disallows a tax deduction to public companies for annual compensation over $1 million paid to a corporation's chief executive officer and four other most highly compensated individuals. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Because the current compensation levels of the Company's executive officers are well below the $1 million threshold, the Compensation Committee has not determined what steps are required to structure qualifying performance-based compensation and whether or not the required steps would be in the best interest of the Company.

                                          COMPENSATION COMMITTEE MEMBERS

                                          Robert L. List

                                          Frederick H. Kopko, Jr.
                                          Dr. Philip J. Fagan, Jr.

                         STOCK PRICE PERFORMANCE GRAPH

    The Stock Price Performance Graph set forth below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing made by the Company under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

    The graph below compares cumulative total return of Mercury Air Group, Inc., the AMEX Market Value and the S & P Transportation Index.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
              AMONG MERCURY AIR GROUP, THE AMEX MARKET VALUE INDEX
                        AND THE S&P TRANSPORTATION INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                            6/90       6/91       6/92       6/93       6/94       6/95
MERCURY AIR GROUP               100        147         76        141        253        435
AMEX MARKET VALUE               100         99        105        120        117        138
S&P TRANSPORTATION              100        105        128        146        152        167

* $100 Invested on 06/30/90 in Stock or Index, including reinvestment of dividends. Fiscal year ending June 30.

                             SECTION 16 DISCLOSURE


    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of the Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the American Stock Exchange. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no annual corrective filings were required for those persons, the Company believes that all filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that Mr. List failed to timely file a report with respect to one transaction.

      PROPOSAL 2 -- AMENDMENT OF THE RESTATED CERTIFICATE OF INCORPORATION
          TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

    The Board of Directors recommends that the shareholders approve a proposal to amend the Restated Certificate of Incorporation of the Company (the "Certificate") to increase the authorized shares of Mercury Common Stock from 9,000,000 shares to 18,000,000 shares.


    At January 31, 1996, there were 5,380,087 shares of Mercury Common Stock outstanding and an additional 3,600,493 were reserved for issuance, of which 2,803,308 shares of Common Stock were reserved for issuance upon conversion of the Company's 7 3/4% Convertible Subordinated Debentures due 2006, 280,500 shares of Common Stock were reserved for issuance upon the exercise of options granted or to be granted under the Company's 1990 Director's Stock Option Plan, 220,380 shares of Common Stock were reserved for issuance upon the exercise of options granted or to be granted under the Company's 1990 Long-Term Incentive Stock Plan, 110,000 shares of Common Stock were reserved for issuance upon the exercise of a Non-Qualified Stock Option dated January 31, 1993, 18,335 shares of Common Stock were reserved for issuance upon the exercise of a certain Common Stock Purchase Warrant dated January 20, 1994, and 167,970 shares of Common Stock were reserved for issuance upon conversion of a debenture. If the amendment is adopted, approximately 9,019,420 shares of Mercury Common Stock would be authorized and unissued.



    The Company may utilize up to 30,000 shares of Common Stock in connection with options to be granted to SKAI, a corporation wholly-owned by Mr. Kahn. See "Executive Officers, Compensation and Other Information -- Certain Transactions." In addition, the Company has, contingent upon an increase in the authorized number of shares of Common Stock, agreed to issue to certain non-executive officers stock awards consisting of a total of 100,000 restricted shares of Common Stock.



    There are no pre-emptive rights relating to the Mercury Common Stock. Except to the extent that the Company may issue the shares of Mercury Common Stock reserved therefor pursuant to its stock option plans, and, except to the extent the Company may issue securities in connection with the transactions described above, the Company has not entered into any agreement or understandings, and has no present plans, for the issuance of additional shares of Mercury Common Stock, but wishes to have such shares available for future issuances as the need may arise. No further shareholder approval would be required prior to the issuance of the additional shares authorized by this amendment.


    The Board's purpose in proposing the increase in the number of authorized shares of Mercury Common Stock is to have shares available for future issuances from time to time in connection with the financing transaction described above or in other instances as and when the Board determines that such issuances may be desirable. The Securities and Exchange Commission requires the Company to discuss how such shares could be used to make it more difficult to effect a change in control of the Company. For example, the additional shares of Mercury Common Stock could be used to dilute the stock ownership of a person seeking to obtain control of the Company or could be privately placed with purchasers who would support the Board in opposing a hostile takeover attempt. This proposal to amend the Certificate is not in response to any effort of which the Company is aware to accumulate Mercury Common Stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar amendments to the Board of Directors and shareholders. The Board does not presently contemplate recommending the adoption of any other amendments to the Certificate which could be construed to affect the ability of third parties to take over or change control of the Company.

    In addition to Mercury Common Stock, under the current Certificate, the Company is authorized to issue 3,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"). There are currently no shares of such Preferred Stock outstanding.

    Approval of this amendment to the Certificate requires approval by a majority of the shares of Mercury Common Stock entitled to vote thereon. As a result, any shares not voted (whether by abstention, broker non-vote or otherwise) will have the same effect as a vote against the proposal.

    Your Board of Directors recommends a vote FOR the proposal to approve this Amendment.

             INFORMATION RELATING TO INDEPENDENT PUBLIC ACCOUNTANTS


    The Company's independent public accountants for fiscal year 1995 were Deloitte & Touche and the Board of Directors of the Company has selected Deloitte & Touche as the Company's independent public accountants for fiscal year 1996. Representatives of Deloitte & Touche are expected to be present at the Meeting and will have an opportunity to respond to appropriate questions and to make a statement if they desire to do so.


                     ANNUAL REPORT ON FORMS 10-K AND 10-K/A


    Any shareholder of record on February 14, 1996 may request at no cost to such shareholder a copy of the Annual Report on Forms 10-K and 10-K/A filed with the Securities and Exchange Commission by mailing such request to Randolph E. Ajer, Secretary, Mercury Air Group, Inc., 5456 McConnell Avenue, Suite 100, Los Angeles, California 90066. Such request must indicate the name of the shareholder, the amount of shares held on February 14, 1996 and the address to which the Forms 10-K and 10-K/A are to be sent.


                 SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING


    Any shareholder proposal intended to be presented at the Company's next annual meeting must be received by Randolph E. Ajer, the Secretary of the Company, at 5456 McConnell Avenue, Suite 100, Los Angeles, California 90066, no
later than               , 1996 in order  to be considered for inclusion in  the
proxy statement and form of proxy for such meeting.


                                 OTHER MATTERS

    Management knows of no other matters to be presented at the Meeting which is a proper subject for action by the shareholders. However, if any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.


    The Annual Report to Shareholders of the Company for the fiscal year ended June 30, 1995 was recently transmitted to the shareholders of the Company. Except to the extent that portions of such report are specifically referenced in this Proxy Statement, such report is not to be regarded as proxy soliciting material and is not incorporated in this Proxy Statement.


                                          By Order of the Board of Directors

                                          Randolph E. Ajer
                                          SECRETARY

Los Angeles, California

February   , 1996



                   [Balance of page intentionally left blank]

                             MERCURY AIR GROUP, INC.

                 PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF SHAREHOLDERS


     The undersigned shareholder of Mercury Air Group, Inc., a New York corporation (the "Company"), acting under the New York General Corporation Law, hereby constitutes and appoints Seymour Kahn and Randolph E. Ajer, and each of them, the attorneys and proxies of the undersigned, each with the power of substitution, to attend and act for the undersigned at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held on March 21, 1996 at 10:00 A.M., Pacific Standard Time, at the Company's headquarters located at
5456 McConnell Avenue, Suite 100, Los Angeles, California 90066 and at any adjournments thereof, and in connection therewith to vote and represent all of the shares of Common Stock of the Company which the undersigned would be entitled to vote, as specified on the reverse side.
     Said attorneys and proxies, and each of them, shall have all the powers which the undersigned would have if acting in person. The undersigned hereby revokes any other proxy to vote at the Meeting and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. Said proxies, without hereby limiting their general authority, are specifically authorized to vote in accordance with their best judgement with respect to matters incident to the conduct of the Meeting; matters presented at the Meeting but which are not known to the Board of Directors at the time of the solicitation of this Proxy; and with respect to the election of any person as a director if a bona fide nominee for that office is named in the Proxy Statement and such nominee is unable to serve or for good cause will not serve.

                   IMPORTANT -- PLEASE SIGN ON THE OTHER SIDE.

/X/ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

PROPOSAL 1.    Election of Directors:   Seymour Kahn, Joseph A. Czyzyk,
                                        Dr. Philip J. Fagan, Jr., Frederick H.
                                        Kopko, Jr., William G. Langton and
                                        Robert L. List.

/ /   FOR ALL NOMINEES (EXCEPT AS MARKED TO THE CONTRARY BELOW).

/ /   WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES.

INSTRUCTION: To withhold authority to vote for any nominee, write that nominee's name in the space provided. ________________________________________

PROPOSAL 2.    Amendment to the Company's Restated Certificate of Incorporation
to increase from 9,000,000 to 18,000,000 the number of authorized shares of Mercury Common Stock.

/ /   FOR    / /   AGAINST    / /   ABSTAIN

A majority of the above-named proxies present at the Meeting, either in person or by substitute (or if only one thereof shall be present and act, then that one), shall have and exercise all the powers of said proxies hereunder. This proxy will be voted in accordance with the choices specified by the undersigned above. IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED HEREON, THIS PROXY WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS NAMED ABOVE AND FOR THE AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION.

The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement and a copy of the Company's previously-delivered Annual Report to Shareholders for the year ended June 30, 1995.

DATE:
      -------------------------------------------------

SHAREHOLDERS SIGNATURE(S)

-------------------------------------------------------

-------------------------------------------------------

IMPORTANT. Sign your name or names on the signature line in the same way it is stenciled on this proxy.